Exhibit 10.118

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT executed April 4, 2020 and effective as of the 15th day of January 2020, by and between AMERICAN OUTDOOR BRANDS CORPORATION, a Nevada corporation (“Employer”), and BRIAN D. MURPHY (“Employee”).

WHEREAS, Employer desires to employ Employee as Co-President and Co-Chief Executive Officer, and Employee desires to accept such employment, upon the terms and conditions contained herein.

Employer plans to spin-off (the “Separation”) its outdoor products and accessories business to a company now called American Outdoor Brands Spin Co. (“OP&A”) but whose name will be changed to American Outdoor Brands, Inc. in connection with the Separation. Employee will resign all positions with American Outdoor Brands Corporation and its subsidiaries and will become the President and Chief Executive Officer of OP&A and serve in such capacity pursuant to the terms of this Agreement upon the Separation.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1.	Employment.

Employer hereby employs Employee, and Employee hereby accepts such employment, as Co-President and Co-Chief Executive Officer of Employer and of such subsidiaries of Employer as Employer shall designate and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by Employer and Employee. Employee shall report to the Board of Directors of Employer.

2.	Full Time Occupation and Other Activities.

Employee shall devote Employee’s entire business time, attention, and efforts to the performance of Employee’s duties under this Agreement; shall serve Employer faithfully and diligently; and shall not engage in any other employment or other business activities while employed by Employer. The foregoing limitations shall not be construed as prohibiting Employee from serving as a director of one or more companies provided that (a) such company does not compete, directly or indirectly, with Employer; (b) participation on the board of such company does not significantly interfere with the performance of Employee’s responsibilities under this Agreement; (c) participation on the board of such company will not adversely affect the reputation of Employer; (d) such company shall maintain a policy of directors’ and officers’ liability insurance covering Employee on such terms and conditions and at a level of coverage that the Board of Directors of Employer determines to be reasonable for a company of such size; and (e) such company shall enter into an agreement to indemnify Employee, to the fullest extent permissible under applicable law, for expenses and damages in connection with claims against Employee in connection with service as a director of such company. In addition, the foregoing limitations shall not prohibit Employee from participating in or having an interest in a company as long as it does not interfere with Employee’s duties under this Agreement.

3.	Compensation and other Benefits During Term of Employment.

(a)    Base Salary. Effective on January 15, 2020, Employer shall pay to Employee a base salary of $500,000 per annum to be paid in equal monthly installments, or in such other periodic installments upon which Employer and Employee shall mutually agree. By action and in the sole discretion of the Board of Directors of Employer or a designated committee of the Board of Directors, the base salary will be subject to annual review and may be increased based on performance of Employer and Employee.

(b)    Bonus. Employee shall be eligible to participate in executive compensation programs maintained by Employer for its executive personnel. Employee also shall be eligible to receive an annual bonus in such an amount, if any, determined by the Board of Directors of Employer or such committee of the Board of Directors as may be designated by the Board of Directors based upon achievement of performance goals and any other such factors as may be deemed relevant by the Board of Directors or committee thereof, which bonus opportunity shall not be less than 100% of base salary nor more than 200% of base salary beginning in fiscal 2021 and which bonus opportunity for fiscal 2020 shall be based on a salary of $500,000 per annum and be calculated on a pro rata basis for the periods of fiscal 2020 prior to and after which Employee became the Co-President and Co-Chief Executive Officer.

(c)    Stock-Based Compensation and Awards. Employee may receive annual and periodic stock-based compensation awards, with the amount of such awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the Board of Directors of Employer or a committee thereof.

(d)    Fringe Benefits. Employee shall receive a car allowance of $1,500 per month to the date of separation. Employee also shall be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, relocation program, and other plans, programs, and benefits approved by the Board of Directors or a committee designated by the Board of Directors and made available from time to time to executive employees of Employer generally during the term of Employee’s employment hereunder. The foregoing shall not obligate Employer to adopt or maintain any particular plan, program, or benefit.

(e)    Vacation. Employee shall be entitled to a paid vacation in accordance with the applicable policies of Employer in effect from time to time, but not less than four weeks of paid vacation per annum.

(f)    Reimbursement for Business Expenses. Employer shall reimburse Employee for all travel, entertainment, and other ordinary and necessary business expenses incurred by Employee in connection with the business of Employer and Employee’s duties under this Agreement. The term “business expenses” shall not include any item not deductible in whole or in part by Employer for federal income tax purposes. To obtain reimbursement, Employee shall submit to Employer receipts, bills, or sales slips for the expenses incurred. Reimbursements shall be made by Employer monthly within 10 days of presentation by Employee of evidence of the expenses incurred.

(g)    Key Person Insurance. Employer (or a committee designated by the Board of Directors) and Employee from time to time shall consider a mutually acceptable plan to reimburse Employee for the reasonable premiums (and taxes incident thereto) for a key person term-insurance policy on the life of Employee with such beneficiaries as Employee shall select.

4.	Term of Employment.

(a)    Employment Term. The term of this Agreement shall be for a period commencing as of January 15, 2020 and continuing until terminated pursuant to Section 4(b) below.

(b)    Termination Under Certain Circumstances. Notwithstanding anything to the contrary herein contained:

(i)    Death. Employee’s employment shall be automatically terminated, without notice, effective upon the date of Employee’s death.

(ii)    Disability. If Employee shall fail, for a period of more than 60 consecutive days, or for 90 days within any 180-day period, to perform any of Employee’s duties under this Agreement as the result of illness or other incapacity, Employer, at its option and upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice.

(iii)    Unilateral Decision of Employer. Employer, at its option, upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice.

(iv)    Unilateral Decision by Employee. Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of that notice.

(v)    Certain Acts. If Employee engages in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or if Employee willfully violates in a material respect Employer’s Corporate Governance Guidelines, Code of Conduct, or Code of Ethics for the CEO and Senior Financial Officers, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions, Employer, at its option and upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice, provided that Employer may not terminate employee pursuant to this provision for a violation of Employer’s guidelines or policies unless Employer has first delivered a written demand to Employee that specifically identifies the violation and Employee has failed to cure the violation within 30 days after receiving such written notice.

(vi)    Change in Control. In the event of a “Change in Control” of Employer (as defined below), Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of the notice (which shall not constitute a unilateral decision by Employee under Section 4(b)(iv) above) unless (A) the provisions of this Agreement remain in full force and effect as to Employee and (B) Employee suffers no reduction in Employee’s status, duties, authority, or compensation following such Change in Control, provided that Employee will be considered to suffer a reduction in Employee’s status, duties, authority, if, after the Change in Control, (1) Employee is not the chief executive officer of the company that succeeds to the business of Employer, (2) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq National Market, or the American Stock Exchange), or (3) such company terminates Employee or reduces Employee’s status, duties, authority, or compensation within one year of the Change in Control.

(c)    Result of Termination.

(i)    Except as otherwise set forth in this Agreement, in the event of the termination of Employee’s employment pursuant to Sections 4(b)(i) (“Death”), 4(b)(ii) (“Disability”), 4(b)(iv) (“Unilateral Decision by Employee”), or 4(b)(v) (“Certain Acts”) above, Employee shall receive no further compensation under this Agreement.

(ii)    In the event of the termination of Employee’s employment pursuant to Section 4(b)(iii) (“Unilateral Decision of Employer”) above, Employee shall (A) for a period of 18 months after the effective date of the termination, continue to receive Employee’s base salary as provided in Section 3(a) above; (B) receive a pro rata portion of Employee’s annual cash bonus for the fiscal year in which the termination occurs to the extent earned under the then applicable Executive Annual Cash Incentive Program, such amount to be calculated based on the amount that would have been paid for such full fiscal year in the absence of the termination multiplied by the fraction, the numerator of which is the number of days in such fiscal year prior to the effective date of the termination and the denominator of which is 360 and such amount to be paid in accordance with the provisions of such plan; (C) at Employer’s option, either (x) receive coverage under Employer’s medical plan to the extent provided for Employee pursuant to Section 3(d) above at the effective date of the termination, such benefits to be received over the period of 18 months after the effective date of the termination, or (y) receive reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period; and (D) have vested a pro rata portion of stock-based awards scheduled to vest in the fiscal year of the termination in an amount equal to the amount of such stock-based compensation vesting in such fiscal year multiplied by the fraction, the numerator of which is the number of days in such fiscal year prior to the effective date of the termination and the denominator of which is 360.

(iii)    In the event of the termination of Employee’s employment pursuant to Section 4(b)(vi) (“Change in Control”) above, Employee shall (A) for a period of 18 months after the effective date of the termination, continue to receive Employee’s then base salary as provided in Section 3(a) above; (B) receive an amount equal to 150 percent of the average of Employee’s cash bonus paid for each of the two fiscal years immediately preceding Employee’s termination, such amount to be paid and received over a period of 18 months after the effective date of the termination; (C) receive the car allowance for a period of 18 months after the effective date of the termination; and (D) at Employer’s option either (x) receive coverage under Employer’s medical plan to the extent provided for Employee pursuant to Section 3(d) above at the effective date of the termination, such benefits to be received over a period of 18 months after the effective date of the termination, or (y) receive reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period. In addition, all unvested stock-based compensation held by Employee in his capacity as Employee on the effective date of the termination shall vest as of the effective date of such termination.

(iv)    In the event of the termination of Employee’s employment pursuant to Sections 4(b)(i) (“Death”), 4(b)(ii) (“Disability”), 4(b)(iii) (“Unilateral Decision of Employer”), or 4(b)(vi) (“Change in Control”) above, Employee shall receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined in the sole discretion of the Board of Directors of Employer or a designated committee of the Board of Directors, at the time such bonuses are paid to other employees.

All payments by Employer to Employee hereunder are subject to Employee executing Employer’s standard release of claims. Any payments made by Employer pursuant to this Section 4(c) shall be paid on a monthly basis beginning on the first payroll date following Employee’s Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and not in a lump sum and shall be treated as a series of separate payments for purposes of Section 409A. Employee shall receive no additional compensation following any termination except as provided herein. In the event of any termination, Employee shall resign all positions (including positions on the Board of Directors) with Employer and its subsidiaries. If Employee is a “specified employee” within the meaning of Section 409A, then payments shall not commence until six months following Employee’s separation from service to the extent necessary to avoid the imposition of the additional 20% tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six-month period). Upon the date such payment would otherwise commence, Employer shall reimburse Employee for such payments, to the extent that such payments otherwise would have been paid by Employer had such payments commenced upon Employee’s termination of employment. Any remaining payments shall be provided by Employer in accordance with the schedule and procedures specified herein. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. Except as provided otherwise herein, no reimbursement payable to Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Employer shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

(d)    Change in Control. The term “Change in Control” of Employer shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 that serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly of equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding equity securities, except that this provision shall not apply to any person currently owning at least five percent or more of the combined voting power of Employer’s currently outstanding equity securities or to an acquisition of up to 20 percent of the then-outstanding voting securities that has been approved by at least 75 percent of the members of the Board of Directors who are not affiliates or associates of such person; (ii) during the period of this Agreement, individuals who, at the beginning of such period, constituted the Board of Directors of Employer (the “Original Directors”), cease for any reason to constitute at least a majority thereof unless the election or nomination for election of each new director was approved (an “Approved Director”) by the vote of a Board of Directors constituted entirely of Original Directors and/or Approved Directors; (iii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding voting securities; (iv) Employer is merged, consolidated, or enters into a reorganization transaction with another person and, as the result of such merger, consolidation, or reorganization, less than 75 percent of the outstanding equity securities of the surviving or resulting person shall then be owned in the aggregate by the former stockholders of Employer; or (v) Employer transfers substantially all of its assets to another person or entity that is not a wholly owned subsidiary of Employer. Sales of Employer’s Common Stock beneficially owned or controlled by Employee shall not be considered in determining whether a Change in Control has occurred.

5.	Competition and Confidential Information.

(a)    Interests to be Protected. The parties acknowledge that Employee will perform essential services for Employer, its employees, and its stockholders during the term of Employee’s employment with Employer. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if his employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b)    Non-Competition. During the term of Employee’s employment with Employer and for the period of 18 months after the termination of Employee’s employment with Employer, regardless of the reason therefor, Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory (as defined below). As used herein, the term “competitive business” shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Employer during Employee’s employment hereunder, and the term “Restricted Territory” shall mean any state or other geographical area in which Employer sells products or provides services during Employee’s employment hereunder.

(c)    Non-Solicitation of Employees. During the term of Employee’s employment and for a period of 18 months after the termination of Employee’s employment with Employer, regardless of the reason therefor, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

(d)    Confidential Information. Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the “Confidential Information”) obtained by Employee in the course of Employee’s employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee’s benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Employee’s employment, any Confidential Information, except as required in the performance of Employee’s duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.

(e)    Return of Books, Records, Papers, and Equipment. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all written and electronic files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession or control, whether prepared by Employee or not.

(f)    Disclosure of Information. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee’s employment with Employer or within six months thereafter.

(g)    Assignment. Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee’s employment with Employer, or within six months thereafter, and which relate to the business of Employer.

(h)    Equitable Relief. In the event a violation of any of the restrictions contained in this Section is established, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (f), or (g) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(i)    Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 5 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 5 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

6.	Miscellaneous.

(a)    Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile or e-mail transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:

(1)	If to Employer:

1800 North Route 2

Columbia, Missouri 65202

Attention: Chairman of the Board

with a copy given in the manner

prescribed above, to:

Greenberg Traurig, LLP

2375 East Camelback Road - Suite 700

Phoenix, Arizona 85016

Attention: Robert S. Kant, Esq.

Phone: (602) 445-8302

Facsimile: (602) 445-8100

E-Mail: KantR@gtlaw.com

(2)	If to Employee:

1800 North Route 2

Columbia, Missouri 65202

With a copy given in the manner prescribed above, to

Charles F. Knapp

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Phone: (612) 766-8107

E-Mail: chuck.knapp@faegredrinker.com

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 6 for the giving of notice.

(b)    Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c)    Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Massachusetts, notwithstanding any Massachusetts or other conflict-of-interest provisions to the contrary.

(d)    Binding Nature of Agreement; Authority. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party. Any decisions by Employer hereunder shall be made by the Board of Directors of Employer or a committee designated by the Board of Directors.

(e)    Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(f)    Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g)    Entire Agreement. Except as herein contained, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h)    Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i)    Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(j)    Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

7.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto including OP&A; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, Employer shall mean American Outdoor Brands Corporation prior to the Separation and OP&A after the Separation; Board of Directors shall mean the Board of Directors of American Outdoor Brands Corporation prior to the Separation and the Board of Directors of OP&A after the Separation; OP&A will be deemed to have been assigned this Agreement effective on the Separation; and the term “Employer” includes all subsidiaries of Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERICAN OUTDOOR BRANDS CORPORATION

By:	/s/ John Furman
John Furman
Chairman Compensation Committee

/s/ Brian D. Murphy
Brian D. Murphy

[Signature Page to Employment Agreement – Brian D. Murphy]